EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Genentech, Inc. for the registration of $500,000,000 4.40% Senior Notes due 2010, $1,000,000,000 4.75% Senior Notes due 2015, and $500,000,000 5.25% Senior Notes due 2035 and to the incorporation by reference therein of our reports dated February 18, 2005, with respect to the consolidated financial statements and schedule of Genentech, Inc., Genentech, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Genentech, Inc., included in its Annual Report (Form 10-K), as amended, for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Palo Alto, California
September 13, 2005